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March 14, 1996


Mr. Einar W. Sissener
ALPHARMA AS
Harbitzalleen 3
Postboks 158 Skoyen
N-0212 Oslo, Norway

Dear Einar:

This letter agreement will delineate the material terms of your employment by ALPHARMA INC. ("AL") and its subsidiaries (together, the "Worldwide Group") which became effective January 1, 1996 and shall continue in effect through termination of your employment, subject only to such changes as may heretofore be approved by the Board of Directors of AL. Following the recommendation by the Compensation Committee and approval by the Board of Directors of AL at its March 14,1996 meeting, the terms of your employment are as follows:

          1. You will serve as Chairman and Chief Executive Officer of ALPHARMA INC., and have general managerial or oversight responsibility with respect to each of the companies in the Worldwide Group. Without limiting the foregoing, you will also serve as President and Chief Executive Officer of ALPHARMA AS ("AL Oslo") and Chairman and Chief Executive Officer of ALPHARMA U.S., INC. ("AL-US") and have the responsibilities of those positions.

          2. You agree, if elected, to serve as a director of AL and AL Oslo and as a director or in such other positions to which you are or may be elected by the boards of directors of the various other companies of Worldwide Group. For example, you are currently serving as a director and chairman of Dumex.

          3. Your base salary for 1996 shall be $450,000 effective January 1, 1996. A portion of your base salary shall be paid by AL Oslo at the rate of 100,000 Nok per month. The balance shall be paid in $U.S. by AL in approximately equal semi-monthly installments (or as otherwise paid to senior executives). The amount of each installment of base salary paid by AL shall be determined by subtracting the amount to be paid by AL Oslo from the base salary using the Nok/$U.S. exchange rate in effect on March 15, 1996. No adjustment shall be made as a result of changes in such exchange rate throughout the year. Your base salary includes compensation for your services as a director of any of the companies in the Worldwide Group, and you will not receive additional compensation for such services. Your base salary will be reviewed annually by the Compensation Committee for adjustment, subject to Board approval, as of January 1, 1997 and each subsequent year.

          4. You will be considered for an annual cash bonus each year. You are eligible for a bonus of up to 100% of your base salary based on the overall performance of the Worldwide Group and your individual performance and contribution. The annual bonus recommendation will be made by the Compensation Committee and will be subject to approval by the Board of Directors.

          5. Although your residence is in Norway, you are required to maintain offices at each of the corporate headquarters in Oslo and Fort Lee. You will be expected to be personally present at the corporate offices in Fort Lee and elsewhere in the United States for significant amounts of time as required to perform your responsibilities. Accordingly, AL agrees to provide appropriate accommodations and transportation for you when you are in the New York metropolitan area and to reimburse you for other reasonable travel expenses incurred in carrying out your responsibilities in the United States. Other reasonable travel expenses will be reimbursed by the appropriate company in the Worldwide Group in accordance with normal corporate policies applicable to senior executive officers. AL agrees to provide you with assistance with your tax and/or financial planning and tax return preparation.

          6. You will continue to participate in all employee benefit programs that have been available to senior executives of AL Oslo on the same basis as other senior executives of that company including:

               a.   Life insurance;
               b.   Disability insurance program;
               c.   Pension plan;
               d.   Health and medical insurance;  and
               e.   Paid holidays and vacation.

          7. You will not participate in the retirement or savings plans or other benefits provided by AL or AL-US primarily for employees of AL or AL-US and certain subsidiaries of AL-US, other than (i) those described above in this letter agreement,
               (ii) the Stock Purchase Plan and the Deferred Compensation Plan (at your election), (iii) the Stock Option Plan (if options are granted to you) and (iv) as otherwise specifically approved by the Compensation Committee.

          8. The term of your employment hereunder will continue until the annual meeting of AL's stockholders to be held in 1999, subject to earlier termination as provided in paragraph 9.

          9. Your employment hereunder may be terminated by you or AL on thirty days written notice provided that if your employment is terminated by AL without good cause, then you shall be entitled to continue to receive your then current base salary payable during each of the twelve months following such termination (or such lesser number of months remaining until the annual meeting of AL's stockholders in 1999). If you do not continue to be elected to the offices set forth in paragraph 1 for any reason other than good cause, such failure shall be deemed to be a termination of employment by AL and you shall be entitled to the salary continuation provided in the prior sentence.
               "Good cause" shall mean the willful failure (or inability as a result of disability) to carry out your responsibilities continuing for thirty days after notice from the Board of Directors of AL or committing any unlawful or improper act which materially and adversely affects AL. This provision supersedes the provisions in the August 10, 1972 agreement with AL Oslo relating to payments to you in the event of the termination of your employment.

          10. For ten years (the "Consulting Period") following the 1999 annual meeting of AL's stockholders (or if your employment is earlier terminated by AL other than for good cause, following the cessation of base salary payments as provided in paragraph
               9), you agree to provide consulting services to management of AL in consideration of monthly payments to you of $4,500.00 (subject to adjustment as provided below), plus payment of your reasonable expenses incurred in performing such services. The monthly amount specified in the prior sentence shall be adjusted as of each June (beginning with the June 1999 payment) by multiplying $4,500 by the result derived by dividing (i) the Consumer Price Index - All Metropolitan Areas (or most similar index then published) published under authority of the United States government ("CPI") for the December preceding such June by (ii) the CPI for December 1996. Such consulting services shall be provided at mutually agreeable times as reasonably requested by management of AL provided that, unless you otherwise consent, such services shall be rendered in Oslo, Norway and you shall not be required to provide such services on more than three days in any one month and further provided that you shall not be required to provide consulting services hereunder during any period of disability. Payment of the consulting fees to you under this paragraph 11 shall be in addition to and shall not limit or affect the receipt by you during the Consulting Period of fees for services as a director of AL or any other company in the Worldwide Group or any payment to which you are entitled under any retirement, pension, savings or other benefit plan of AL-Oslo or any other company in the Worldwide Group.

If the foregoing accurately reflects the terms of your employment by AL and the Worldwide Group, please sign both copies of this letter where indicated and return one original signed document to my attention.

                                   Sincerely,



                                   Thomas G. Gibian
                                   Chairman of the
                                   Compensation Committee


The foregoing accurately reflects
my understanding:



_______________________  Date:__________
Einar W. Sissener